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                                                                     EXHIBIT 4.7

                            STATEMENT OF RESOLUTION
                     ESTABLISHING SERIES OF PREFERRED STOCK

To the Secretary of State of the State of Texas:

     Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purposes of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof:

     1. The name of the corporation (the "Corporation") is Jayhawk Medical Acceptance Corporation.

     2. The following resolution, establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof, was duly adopted by the Board of Directors of the Corporation on April 11, 1997.

         WHEREAS, pursuant to Article Four of the Articles of Incorporation of the Corporation, the Board of Directors has the authority to designate and provide for the issuance of a series of preferred stock of the Corporation.

         NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby authorizes the issuance of a series of preferred stock which shall consist of fifty thousand (50,000) of the one hundred thousand (100,000) shares of preferred stock which the Corporation has authority to issue, and the Board of Directors hereby fixes the preferences, limitations and relative rights thereof as follows:

     The designation of said series of preferred stock shall be Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be fifty thousand (50,000) (the "Authorized Number of Shares of Series A Preferred Stock"), which number may not be increased without the consent of the holders of the outstanding shares of Series A Preferred Stock.

     1.  Relative Seniority.  The Series A Preferred Stock shall, in respect of
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the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, rank (a) senior and prior to the Common Stock of the Corporation and to any other class or series of stock issued by the Corporation not designated as ranking senior to or pari
                                                                       ----
passu with the Series A Preferred Stock in respect of the right to participate
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in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation (collectively, the "Junior Stock"); (b) pari passu
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with any other class or series of stock of the Corporation, the terms of which specifically provide that such class or series shall rank pari passu with the
                                                          ---- -----
Series A Preferred Stock in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation (the "Parity Stock"); and (c) junior to any other class or series of stock of the Corporation, the terms of which specifically provide that such class or series shall rank senior to the Series A Preferred Stock in

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respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation (the "Senior Stock"). Notwithstanding the foregoing, the Corporation shall not issue any Senior Stock or Parity Stock or Junior Stock (other than pursuant to the conversion of shares of Series A Preferred Stock) without having received the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

     2.  Dividends.  No dividends shall accrue on  shares of Series A Preferred
         ---------
Stock prior to April 15, 1998, after which the holders of the shares of Series A Preferred Stock shall only be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore.

     3.  Liquidation Preference.
         ----------------------

         (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, including obligations with respect to any Senior Stock, if any, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether from capital, surplus or earnings, before any payment or distribution shall be made on Junior Stock, for each share of Series A Preferred Stock then held, cash in an amount equal to the sum of (i) $100.00 plus (ii) $1.50 for each calendar month or portion thereof that then has elapsed from and including April 1997 (the sum of such amounts being the "Liquidation Value"). If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable to the holders of Series A Preferred Stock and Parity Stock shall be insufficient to pay in full the liquidation payments payable to the holders of Series A Preferred Stock and Parity Stock, then such assets shall be distributed ratably among such holders of Series A Preferred Stock and Parity Stock in proportion to the full respective amounts to which they are entitled.

         (b) For purposes of this Section 3, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with or into one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the affairs of the Corporation.

     4.  Voting Rights.  Each share of Series A Preferred Stock shall entitle
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the holder thereof to one vote per share.  Except as required by law, the holders of Series A Preferred Stock shall vote with the holders of the outstanding Common Stock.

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     5.  Conversion Rights.
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         (a) A holder of shares of Series A Preferred Stock may convert such shares into Common Stock at any time after the Trigger Date (as hereinafter defined) and prior to the third business day prior to the date such shares are to be redeemed in accordance with Section 6. The number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock shall be equal to the quotient of (i) that number of shares of Common Stock which, after issuance, would be equal to 95% of all shares of Common Stock outstanding (after giving effect to the assumed exercise and conversion of all exercisable and convertible securities and instruments, other than the Series A Preferred Stock, if any, issued by the Corporation) on the date the first share of Series A Preferred Stock is converted and
     (ii) the Authorized Number of Shares of Series A Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional share of Common Stock which would otherwise be issued upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the market price per share of Common Stock as determined in good faith by the Corporation's Board of Directors. For purposes of this Section 5, the phrase "Trigger Date" shall mean the earliest of (i) April 15, 1998, (ii) 30 days after any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but excluding Carl H. Westcott, any affiliates of Carl H. Westcott, any members of the immediate family of Carl H. Westcott, and any trusts for the benefit of any of the foregoing), is or becomes the "beneficial owner" (as defined under Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Jayhawk Acceptance Corporation, a Texas corporation ("JAC"), representing 25% or more of the combined voting power of all outstanding securities of JAC with the intention of changing or influencing control of JAC, (iii) the date of the appointment of a trustee or receiver of JAC in JAC's reorganization proceeding under Chapter 11 of the United States Bankruptcy Code (Case No. 397-31261-SAF-11) (the "Proceeding") or the conversion of the Proceeding to a Chapter 7 proceeding, (iv) the first date following termination or suspension of JAC's right to use cash collateral in the Proceeding for a period of more than fifteen (15) calendar days, (v) the date the Bankruptcy Court lifts the stay thereby enabling Fleet Capital Corporation (or another debtor-in-possession lender that is owed by JAC in excess of $5 million) to foreclose on its respective lien on JAC's assets,
     (vi) the date that any of the security agreements securing the Westcott Debt (as defined in Section 6 hereof), or any part thereof, shall cease to be legal, valid, binding enforceable agreements or shall in any way be terminated or become or be declared ineffective or inoperative or cease to provide the first priority liens intended to be created thereby or the date that the Corporation or any of its stockholders or creditors or any other person or entity shall institute any legal actions that, if successful, would have such effect, or (vii) the date, after confirmation of JAC's plan of reorganization, JAC defaults on any material indebtedness and the payment or maturity of such indebtedness is accelerated in consequence of such default or demand for payment of such indebtedness is made. The Corporation shall give Carl H. Westcott prompt notice of the occurrence of a Trigger Date.

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          (b) In order to convert shares of Series A Preferred Stock into shares of Common Stock, a holder shall (i) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed to the Corporation or in blank, at the executive office of the Corporation, or such other place as may be reasonably designated by the Corporation, (iii) notify the Corporation at such office or other place of his election to convert shares of Series A Preferred
     Stock and of the number of such shares which he wishes to convert, (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (iv) pay any transfer or similar tax if required. The date on which the holder satisfies the last of such requirements is herein referred to as the "Conversion Date." As soon as possible on or after the Conversion Date, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the certificate for the Common Stock is registered shall become a shareholder of record of Common Stock on the Conversion
     Date.

          (c) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting shareholders for such certificates or for any tax in respect of the issuance of such certificates; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares so converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid; and provided further that the Corporation shall not be required to pay or reimburse the shareholders for any income tax payable by such shareholders as a result of such issuance.

          (d) The Corporation shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation shall from time to time, in accordance with the laws of the State of Texas, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock.

     6.  Redemption.
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         (a) Right to Redeem.  To the extent the Corporation shall have funds
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     legally available therefor and subject to the terms and conditions hereof, the Corporation, at the option of the Board of Directors, may redeem, in whole or in part, the shares of Series

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     A Preferred Stock at the time outstanding, at any time or from time to time, at a redemption price equal to the Liquidation Value per share; provided that, notwithstanding the foregoing, the Corporation may not, and shall have no right to, redeem any shares of Common Stock issued pursuant to the conversion of shares of Series A Preferred Stock, and further the Corporation may not, and shall have no right to redeem any shares of Series A Preferred Stock unless at or prior to such redemption all Westcott Debt (as defined below) of the Corporation to Carl H. Westcott, any affiliate of Carl H. Westcott, any members of the immediate family of Carl H. Westcott, and any trusts for the benefit of any of the foregoing, including, but not limited to, the NationsBank Acquired Debt (as defined below), has been paid in full; provided further, that at the written request of the holders of a majority of the outstanding shares of Common Stock, to the extent the Corporation shall have funds legally available therefor (including without limitation by way of a loan from JAC), the Corporation shall promptly discharge all of the Westcott Debt and, if all of the Westcott Debt is discharged, redeem all of the outstanding shares of Series A Preferred Stock at the time outstanding at a redemption price equal to the Liquidation Value per share. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Subsection
     (a), the number of shares to be redeemed shall be determined by the Board of Directors of the Corporation, and such shares shall be redeemed pro rata from the holders of shares of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares). As used herein, the term "Westcott Debt" shall mean all indebtedness owing by the Corporation, now or hereafter, to Carl H. Westcott, any affiliate of Carl H. Westcott, any members of the immediate family of Carl H. Westcott, and/or any trusts for the benefit of any of the foregoing, including, but not limited to, the following indebtedness existing as of the date hereof, and all future indebtedness due by the Corporation to Carl H. Westcott: (i) promissory note dated February 11, 1997 in the original principal amount of $1,050,000 payable by the Corporation to Carl H. Westcott; (ii) promissory note dated February 18, 1997 in the original principal amount of $900,000 payable by the Corporation to Carl H. Westcott; (iii) promissory note dated February 26, 1997 in the original principal amount of $1,000,000 payable by the Corporation to Carl H. Westcott; (iv) promissory note dated March 4, 1997 in the original principal amount of $1,000,000 payable by the Corporation to Carl H. Westcott; (v) promissory note dated March 10, 1997 in the original principal amount of $1,000,000 payable by the Corporation to Carl
     H. Westcott; (vi) promissory note dated March 31, 1997 in the original principal amount of $1,000,000 payable by the Corporation to Carl H. Westcott; (vii) promissory note dated April 11, 1997 in the original principal amount of $1,000,000 payable by the Corporation to Carl H. Westcott; and (viii) that certain promissory note dated October 1, 1996 in the original principal amount of $15,000,000 and payable by NationsBank of Texas, N.A., which note has been assigned to Carl H. Westcott (the indebtedness evidenced by such assigned note is referred to herein as the "NationsBank Acquired Debt").

         (b) Procedure for Redemption. If the Corporation shall elect to redeem
             ------------------------
     shares of Series A Preferred Stock pursuant to Subsection (a) above, not less than twenty or more than sixty days prior to the redemption date, notice of such redemption shall be mailed by

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     first class mail, postage prepaid, to each holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state the redemption date, the number of shares to be redeemed, the redemption price and the place or places where certificates for shares are to be surrendered for payment of the redemption price. If fewer than all shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder. On and after the date specified in the notice described above, each holder of shares of Series A Preferred Stock specified for redemption, upon presentation and surrender at the place designated in the notice of the certificates evidencing the shares called for redemption, accompanied by proper instruments of assignment or transfer in blank, shall be entitled to receive thereof the applicable redemption price heretofore specified. If, on the date fixed for redemption, the Westcott Debt shall not have been discharged, any notice of redemption shall be of no effect and the shares called for redemption shall remain outstanding and shall be entitled to the benefits, rights and privileges herein contained.

     FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a statement of resolution establishing series of shares (the "Statement") and to cause such Statement to be filed and recorded, all in accordance with the requirements of Article 2.13 of the Texas Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned has executed this statement on this 11th day of April, 1997.

                                          JAYHAWK  MEDICAL  ACCEPTANCE
                                           CORPORATION



                                          By:   /s/ DOUGLAS THEODORE
                                               ---------------------------------
                                               Douglas Theodore
                                               Vice President

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